Exhibit 99.1

First Ottawa Bancshares Announces Annual Earnings

OTTAWA, Ill., January 31, 2007 — First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the year ended December 31, 2006, of $2.3 million, or $3.59 per basic common share, and per diluted common share, compared to net income of $2.5 million, or $3.92 per common share, and $3.90 per diluted common share, for the year ended December 31, 2005. The Company paid cash dividends of $3.00 per share in 2006 and 2005.

Net income for 2006 decreased $210,000, or 8.3%, from 2005. Net interest income after provision for loan losses decreased $608,000, which was the net result of a $1.0 million increase in total interest income, and by a $1.7 million increase in interest expense as a result of an increase in the average rate paid on liabilities of 82 basis points, from 1.98% in 2005 to 2.80% in 2006. The increases in interest income were attributable to increases in average loan portfolio balances and also average tax-equivalent yields available in the marketplace in 2006.

Noninterest income decreased $66,000, or 2.3%, compared to 2005. Noninterest income decreased primarily due to losses on securities sold of $13,000 in 2006, compared to $172,000 in gains in 2005. Service charges on deposit accounts decreased by $147,000, or 13.2%, to $965,000. Gains on loan sales to the secondary market decreased $60,000 to $31,000 in 2006 compared to 2005. Partially offsetting these decreases, trust and farm management fee income increased by $44,000, to $540,000 in 2006 compared to 2005. Other income increased by $282,000, or 29.0%, compared to 2005. This increase was primarily due to a $285,000 increase in the market value of derivatives related to index powered certificates of deposit held for investments and customers of the Bank.

Noninterest expense decreased by 5.0% to $8.1 million in 2006 from $8.5 million for 2005.  Salaries and benefits, which is the largest component of non-interest expense, decreased $104,000, to $4.5 million in 2006.  Increases in data expense of $22,000, were offset by decreases occupancy and equipment expense of $21,000, and supplies expense of $63,000, in professional fees of $96,000, amortization of core deposit intangible expense of $64,000, and other expenses of $100,000, which contributed to the $324,000 decrease in non-interest expense for the year.  Other expense was reduced due to decreased collection expenses, decreased secondary mortgage market expenses, and decreased miscellaneous operating expenses. Income tax expense decreased by $38,000 compared to the prior year. The Company’s effective tax rate increased slightly due to an increase in state income tax expense.

Total assets at December 31, 2006 decreased to $278.1 million from $278.7 million at December 31, 2005.  Total deposits at December 31, 2006, were $250.3 million, compared to $239.9 at December 31, 2005. This increase in deposits was a result of management’s decision to offer a number of special rate deposit products to attract customers in new markets. Total stockholders’ equity at December 31, 2006 and December 31, 2005 was $23.5 million and $22.9 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, two branches in Streator, a branch in Morris, a branch in Yorkville and a recently opened loan production office in Minooka. All information at and for the period ended December 31, 2006, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.